Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement File No. 333-173924

Pricing Term Sheet

Dated September 25, 2013

Bank of Montreal

US$2,500,000,000

Senior Medium-Term Notes, Series B

consisting of

US$1,000,000,000 2.375% Senior Notes due 2019

US$1,500,000,000 Floating Rate Notes due 2015

US$1,000,000,000 2.375% Senior Notes due 2019 (the “Fixed Rate Notes”)

Issuer:	Bank of Montreal (the “Bank”)

Aggregate Principal Amount Offered:	US$1,000,000,000

Maturity Date:	January 25, 2019

Price to Public:	99.972%, plus accrued interest, if any, from September 30, 2013.

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$996,220,000

Underwriting Commission:	0.35% per Fixed Rate Note.

Coupon:	2.375%

Interest Payment Dates:	January 25 and July 25 of each year, beginning on January 25, 2014.

Regular Record Dates:	January 11 and July 11.

Re-offer Yield:	2.381%

Spread to Benchmark Treasury:	T + 100 basis points

Benchmark Treasury:	1.5% due August 31, 2018

Benchmark Treasury Yield:	1.381%

Trade Date:	September 25, 2013

Settlement Date:	September 30, 2013; T+3

Redemption Provisions:

The Fixed Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

The Bank may redeem the Fixed Rate Notes, at its option, at a price equal to the greater of:

(i) 100% of the principal amount of the Fixed Rate Notes to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Notes to be redeemed (not including any portion of the payments of interest accrued as of the date of redemption), discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate (as defined in the pricing supplement) plus 15 basis points;

plus, in either case, accrued and unpaid interest on the principal amount of Fixed Rate Notes being redeemed to but excluding the date of redemption.

The Bank may also redeem the Fixed Rate Notes, in whole or in part, at any time or from time to time, on or after the 30th day prior to the maturity date of the Fixed Rate Notes at 100% of the principal amount of the Fixed Rate Notes (par), plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP:	06366R RB3

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. Goldman, Sachs & Co. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC

Co-Managers:

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

HSBC Securities (USA) Inc.

RBS Securities Inc.

SG Americas Securities, LLC

UBS Securities LLC

US$1,500,000,000 Floating Rate Notes due 2015 (the “Floating Rate Notes”)

Issuer:	Bank of Montreal (the “Bank”)

Aggregate Principal Amount Offered:	US$1,500,000,000

Maturity Date:	September 24, 2015

Price to Public:	100.000%, plus accrued interest, if any, from September 30, 2013.

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$1,497,000,000

Underwriting Commission:	0.20% per Floating Rate Note.

Coupon:	For each Interest Period, the then-applicable Three-Month LIBOR rate for U.S. dollars, determined on the Interest Determination Date for that Interest Period, plus 0.25% (25 basis points).

Interest Payment Dates:	March 24, June 24, September 24 and December 24 of each year, beginning on December 24, 2013 (each, a “Floating Rate Interest Payment Date”).

Regular Record Dates:	March 10, June 10, September 10 and December 10.

Interest Determination Dates:	The second London Business Day immediately preceding the applicable interest reset date (as provided for below). The Interest Determination Date for the initial Interest Period will be the second London Business Day immediately preceding the Settlement Date.

Interest Reset Date:	Each Floating Rate Interest Payment Date.

Interest Period:	The period commencing on any Floating Rate Interest Payment Date (or, with respect to the initial Interest Period only, commencing on September 30, 2013) to, but excluding, the next succeeding Floating Rate Interest Payment Date, and in the case of the last such period, from and including the Floating Rate Interest Payment Date immediately preceding the Maturity Date to but not including such Maturity Date.

London Business Day:	Any day on which dealings in U.S. dollars are transacted in the London interbank market.

Three-Month LIBOR:	For any Interest Determination Date, the offered rate for deposits in the London interbank market in U.S. dollars having an index maturity of three months, as of approximately 11:00 a.m., London time, on such Interest Determination Date. LIBOR will be determined by the offered rate appearing on the Reuters screen LIBOR01 page or any replacement page or pages on which London interbank rates of major banks for U.S. dollars are displayed (such determination to be made as set forth in the prospectus supplement accompanying the pricing supplement).

Day Count:	Actual/360.

Day Count Convention:	If any Floating Rate Interest Payment Date falls on a day that is not a business day for the Floating Rate Notes, the Bank will postpone the making of such interest payment to the next succeeding business day (and interest thereon will continue to accrue to but excluding such succeeding business day) unless the next succeeding business day is in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date shall be the immediately preceding business day and interest shall accrue to but excluding such preceding business day. If the Maturity Date or a redemption date for the Floating Rate Notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless the Bank fails to make payment on such next succeeding business day.

Calculation Agent:	BMO Capital Markets Corp. For each Interest Period, the Calculation Agent will calculate the amount of accrued interest by multiplying the principal amount of the Floating Rate Note by an accrued interest factor for the Interest Period. This factor will equal the sum of the interest factors calculated for each day during the Interest Period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360.

Trade Date:	September 25, 2013

Settlement Date:	September 30, 2013; T+3

CUSIP:	06366R RC1

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. Goldman, Sachs & Co. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC

Co-Managers:

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

HSBC Securities (USA) Inc.

RBS Securities Inc.

SG Americas Securities, LLC

UBS Securities LLC

The Bank has filed a registration statement (File No. 333-173924) (including a pricing supplement, a prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read those documents and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternately, the Bank, any underwriter or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request them by calling BMO Capital Markets Corp. toll-free at 1-866-864-7760, Goldman, Sachs & Co. toll-free at 1-866-471-2526, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or J.P. Morgan Securities LLC collect at 1-212-834-4533.